Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (“Agreement”), dated November 28, 2005, is by and between Oragenics, Inc., a Florida corporation (“Oragenics”) and Westrock Advisors, Inc., a Delaware corporation (“Westrock”).

R E C I T A L S

WHEREAS, Oragenics and Westrock entered into a letter agreement dated October 18, 2005 (the “Letter Agreement”) wherein Oragenics and Westrock agreed that Westrock would act as placement agent to Oragenics in connection with a private placement of equity securities; and

WHEREAS, certain matters have arisen between the parties and the parties desire to terminate the Letter Agreement upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged by the parties, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Basic Agreements.

(a) Upon closing of the $1.2 million private placement of Oragenics common stock and warrants currently expected to occur on or before December 8, 2005 (the “Financing”), Oragenics will (i) pay Westrock six thousand nine hundred dollars ($6,900.00) and issue to Westrock 57,500 warrants to purchase shares of common stock exercisable at $0.40 per share and 57,500 warrants to purchase shares of common stock exercisable at $0.60 per share under the same terms as the warrants issued to investors in the contemplated Financing, as commissions for the two hundred thirty thousand dollars ($230,000) to be raised by Westrock in the contemplated Financing, (ii) issue to Westrock 60,000 warrants to purchase shares of common stock exercisable at $0.60 per share under the same terms as the warrants issued to investors in the contemplated Financing, and (iii) pay the amount of $2,500 directly to Westrock’s legal counsel, Guilfoil, Petzall & Shoemake, L.L.C.

(b) Upon completion of Section 1(a) above, the Letter Agreement shall hereby be deemed terminated without further action by any of the parties hereto and without further rights and obligations on the part of any of the parties hereto, or their respective officers, directors, employees, shareholders, successors or assigns with respect thereto, and such Letter Agreement shall be of no further force or effect.

Section 2. Effectiveness. This Agreement shall be of no force or effect until the closing of the Financing and the completion of Section 1(a) above.

Section 3. Mutual Releases. Notwithstanding any terms or language to the contrary in the Letter Agreement, each party hereby releases and forever discharges the other party and its officers, directors, employees, agents, successors and assigns, of and from any and all claims, demands, liabilities, costs, expenses, actions and causes of action of whatsoever kind or nature, whether in law or equity, from the beginning of time to the date of this Agreement, it may have or claim to have, whether known to them or not, against the other party arising from the Letter Agreement.

Section 4. No Assignment of Claims. Each of the parties warrants and represents that no part of any asserted or assertable claims arising out of the Letter Agreement have been assigned or transferred, and that it has full, exclusive and unencumbered right, title and interest in and to them.

Section 5. No Prior Breach. By executing this Agreement, the parties hereto are not acknowledging a breach of any agreement between the parties, or otherwise are admitting or suggesting any wrongdoing whatsoever.

Section 6. Governing Law. This Agreement shall be governed by the laws of the state of Florida without regard to such state’s rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement is waived.

Section 7.  Entire Agreement; Counterparts. This Agreement reflects the entire agreement between the parties hereto with respect to the subject matter hereof and no provision hereof may be modified or waived unless such modification or waiver is in writing and is signed by both of the parties hereto. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 8. Confidentiality and Non-Disparagement. Except as and to the extent required by law, including, without limitation, any disclosures required under federal and state securities and tax law, none of the parties hereto will, and each will direct its officers, directors, employees, agents and representatives not to, directly or indirectly, disclose or permit the disclosure of the terms of this Agreement without the prior written permission of the other parties hereto. Each party agrees that they shall not at any time make or publish any negative, critical or disparaging comments or statements, whether written or oral, about, or take any action which such party knows or reasonably should know to be an untrue, disparaging, or negative comment concerning the other, or the other’s respective officers, directors or employees.

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 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WESTROCK ADVISORS, INC.

By:	/s/ Michael G. Baker
Name: Michael G. Baker
Title: Managing Director

ORAGENICS, INC.

By:	/s/ Robert T. Zahradnik
Name: Robert T. Zahradnik
Title: President and Chief Executive Officer